Exhibit 5.1

July 9, 2025

Inno Holdings Inc.

RM1, 5/F, No. 43 Hung To Road, Kwun Tong,

Kowloon, Hong Kong 999077

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Inno Holdings Inc., a Texas corporation (the “Company”), in connection with the registration for resale from time to time by certain selling stockholders (the “Selling Stockholders”) of 1,081,355 shares (the “Shares”) of the Company’s common stock, no par value, issued to the Selling Stockholders by the Company. The Shares are included in a registration statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), and the related prospectus included in the Registration Statement (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2025. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have also examined such questions of law as we considered necessary.

 In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon, subject to, and limited by the foregoing, we are of the opinion that as of the date hereof, the Shares were issued pursuant to the terms of the Inno Holdings Inc. 2023 Omnibus Incentive Plan and the Inno Holdings Inc. 2025 Omnibus Incentive Plan, as applicable, and are validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction (including the statutory provisions and all applicable judicial decisions interpreting those laws) other than the State of Texas and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

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